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                                                                    Exhibit 99.2

ACETO CORPORATION ANNOUNCES A 3 FOR 2 STOCK DIVIDEND AND AN 8% INCREASE IN ITS ANNUAL CASH DIVIDEND

FOR IMMEDIATE RELEASE

LAKE SUCCESS, NEW YORK, DECEMBER 5, 2002 -- ACETO CORPORATION (NASDAQ: ACET), a global distributor of Pharmaceuticals and Specialty Chemicals, announced today that its board of directors declared a 3 for 2 stock dividend and an 8% increase in the annual cash dividend payable on its common stock.

The annual cash dividend will increase to 23 cents per common share from 21.3 cents (both adjusted for the stock dividend), and will continue to be paid semi-annually.

Both the stock dividend and the cash dividend will be paid to holders of record as of the close of business on December 18, 2002 and will be paid on January 2, 2003.

The semi-annual payment in January 2003 will be 11.5 cents per common share on shares outstanding after the stock dividend.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. All forward-looking statements in this news release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at HTTP://WWW.SEC.GOV.

ABOUT ACETO

Aceto Corporation, which was incorporated in 1947, is a global leader in the distribution and marketing of pharmaceutical and specialty chemicals used principally in the agricultural, color, pharmaceutical, surface coating/ink and general chemical industries.

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With offices in over nine countries, Aceto Corporation distributes over 1,000 chemicals in these and other fields.

For further information please call Chairman Leonard S. Schwartz at (516) 627-6000.